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
-----------------------------                     U.S. SECURITIES AND EXCHANGE COMMISSION              -----------------------------
            FORM 5                                                                                       OMB APPROVAL
-----------------------------                              Washington, D.C. 20549                        -------------------------
[ ] Check this box if no longer
    subject to Section 16. Form 4            ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         OMB Number: 3235-0362
    or Form 5 obligations may                                                                            Expires: PENDING
    continue. See Instruction 1(b).    Filed pursuant to Section 16(a) of the Securities Exchange Act    Estimated average burden
[ ] Form 3 Holdings Reported          of 1934, Section 17(a) of the Public Utility Holding Company Act   hours per response:.. 1.0
[ ] Form 4 Transactions Reported       of 1935 or Section 30(f) of the Investment Company Act of 1940  -----------------------------


------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting |2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to Issuer
   Person*                       |                                             |            (Check all applicable)
                                 |                                             |
Silverman    Jeffrey      S.     |   BrandPartners Group, Inc. (BPTR)          |   _X_ Director                __X__10% Owner
---------------------------------|---------------------------------------------|
(Last)      (First)    (Middle)  |3. IRS Identification   |4. Statement for    |   _X_ Officer                 _____Other
                                 |   Number of  Reporting |    Month/Year      |        (give title below)         (specify below)
c/o BrandPartners Group, Inc.    |   Person, if an entity |                    |
777 Third Avenue                 |   (Voluntary)          |     12/01          |             Chief Executive Officer
                                 |                        |                    |             -----------------------
                                 |                        |                    |
---------------------------------|                        |--------------------|----------------------------------------------------
           (Street)              |                        |5. If Amendment,    |
                                 |                        |   Date of Original |7. Individual or Joint/Group Filing (check
  New York    NY       10017     |                        |   (Month/Year)     |   applicable line)
                                 |                        |                    |
                                 |                        |                    |  _X_ Form filed by One Reporting Person
                                 |                        |                    |
                                 |                        |                    |  ____Form filed by More than One Reporting Person
---------------------------------|--------------------------------------------------------------------------------------------------
  (City)   (State)     (Zip)     |        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                 |
                                 |
---------------------------------|--------------------------------------------------------------------------------------------------
                                 |            |          |                          |                   |             |
1. Title of Security             |2. Trans-   |3. Trans- |4. Securities Acquired (A)|5. Amount of       |6. Owner-    |7. Nature of
   (Instr. 3)                    |   action   |   action |   or Disposed of (D)     |   Securities      |   ship      |   Indirect
                                 |   Date     |   Code   |   (Instr. 3, 4 and 5)    |   Beneficially    |   Form:     |   Beneficial
                                 |   (Month/  |   (Instr.|                          |   Owned at end    |   Direct    |   Ownership
                                 |   Day/     |   8)     |                          |   of Issuer's     |   (D) or    |   (Instr. 4)
                                 |   Year)    |          |                          |   Fiscal Year     |   Indirect  |
                                 |            |          |                          |   (Instr. 3 and 4)|   (I)       |
                                 |            |          |                          |                   |   (Instr. 4)|
                                 |            |          |--------------------------|                   |             |
                                 |            |          |Amount  |(A) or | Price   |                   |             |
                                 |            |          |        |(D)    |         |                   |             |
---------------------------------|------------|----------|--------|-------|---------|-------------------|-------------|-------------
Common Stock                     |   8/1/01   |    C     |200,000 |   A   |         |   881,000         |   D         |
---------------------------------|------------|----------|--------|-------|---------|-------------------|-------------|-------------
                                 |            |          |        |       |         |                   |             |
---------------------------------|------------|----------|--------|-------|---------|-------------------|-------------|-------------
                                 |            |          |        |       |         |                   |             |
------------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).


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
FORM 5 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Conver-  | 3. Transac-  | 4. Transac- | 5.  Number of  | 6. Date              | 7. Title and Amount of
   Security (Instr. 3) |    sion or  |    tion Date |    tion     |     Derivative |    Exercisable       |    Underlying
                       |    Exercise |    (Month/   |    Code     |     Securities |    and               |    Securities
                       |    Price of |    Day/Year) |    (Instr.  |     Acquired   |    Expiration        |    (Instr. 3 and 4)
                       |    Deriva-  |              |    8)       |     (A) or     |    Date              |
                       |    tive     |              |             |     Disposed   |    (Month/           |
                       |    Security |              |             |     of (D)     |    Day/Year)         |
                       |             |              |             |     (Instr. 3, |                      |
                       |             |              |             |     4, and 5)  |                      |
                       |             |              |             |                |                      |
                       |             |              |             |----------------|----------------------|------------------------
                       |             |              |             |   (A) | (D)    |  Date   | Expiration |    Title |  Amount or
                       |             |              |             |       |        |  Exer-  |    Date    |          |  Number of
                       |             |              |             |       |        |  cisable|            |          |   Shares
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
Class A Convertible    |   1-for-1   |    8/1/01    |      C      |       |200,000 |   (1)   |            |  Common  |   200,000
Preferred Stock        |             |              |             |       |        |         |            |   Stock  |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------|-------------|--------------|-------------|-------|--------|---------|------------|----------|-------------
                       |             |              |             |       |        |         |            |          |
                       |             |              |             |       |        |         |            |          |
-----------------------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------
| 8. Price of   | 9. Number of     | 10. Ownership     | 11. Nature of
|    Derivative |    Derivative    |     Form of       |     Indirect
|    Security   |    Securities    |     Derivative    |     Beneficial
|    (Instr. 5) |    Beneficially  |     Security:     |     Ownership
|               |    Owned at End  |     Direct (D)    |     (Instr. 4)
|               |    of Year       |     or Indirect   |
|               |    (Instr. 4)    |     (I)           |
|               |                  |     (Instr. 4)    |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |       -0-        |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
|---------------|------------------|-------------------|-------------------
|               |                  |                   |
|               |                  |                   |
---------------------------------------------------------------------------

Explanation of Responses:

(1) Shares were automatically converted into Common Stock of the Issuer upon the approval of such conversion by the shareholders of the Issuer at the Annual Meeting of Shareholders held August 1, 2001.

                                                                               /s/ Jeffrey S. Silverman                 2/14/02
                                                                               -----------------------------------     -----------
                                                                                 **Signature of Reporting Person           Date


**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
